Exhibit 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX NAMES PATRICK MCCLYMONT CHIEF FINANCIAL OFFICER

NEW YORK – June 6, 2016 – IMAX Corporation (NYSE:IMAX) today announced the appointment of Patrick McClymont as Chief Financial Officer, effective August 8. McClymont will lead the Company’s global finance function. The role will continue to be based in New York and report to CEO Richard L. Gelfond.

McClymont was most recently Executive Vice President and Chief Financial Officer at Sotheby’s (NYSE:BID). Prior to Sotheby’s he was a Partner and Managing Director at Goldman, Sachs & Co., where he spent 15 years. He brings a wealth of leadership experience in modernizing international financial strategy, operations and processes to build business value, enhance competitive positioning and foster shareholder and investor engagement.

McClymont succeeds Joe Sparacio, who has been assisting IMAX in the search process for several months after expressing his interest to pursue other opportunities. Sparacio will hold the position until McClymont joins in August and will stay at IMAX through November to work with him on the transition.

“Given our tremendous international growth and our focus on new business initiatives, I am delighted to have someone of Patrick’s caliber join IMAX to lead our financial team,” said Gelfond. “We believe Patrick’s impressive capabilities will help us continue to implement sound financial principles while achieving strong results. I am pleased to welcome Patrick to IMAX and I look forward to his contributions.”

At Sotheby’s McClymont developed and executed growth plans across the Company’s operations in 40 countries. He led select P&L activities, corporate strategy, regional Finance Directors in the Americas, Europe and Asia, as well as the finance, accounting, tax, treasury, and investor relations functions. Previously, McClymont was Head of the Global Transportation & Infrastructure Group at Goldman, Sachs & Co. McClymont holds a Master of Business Administration from The Amos Tuck School, Dartmouth College, and a Bachelor of Science with Distinction from Cornell University.

“I am excited to join the impressive team at IMAX,” said McClymont. “This is an attractive opportunity to join an industry leader and iconic brand that is clearly performing at a high level. I look forward to helping the team leverage this powerful platform to pursue profitable growth and drive shareholder value.”

“I would like to thank Joe for his service to IMAX,” added Gelfond. “His commitment has been vital to everything we have achieved over the last decade. I am grateful for his leadership as we have grown and expanded our presence to multiple regions across the globe. Joe will remain a trusted consultant to us in the years to come and I wish him the very best in his future endeavors.”

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of Mar. 31, 2016, there were 1,066 IMAX theatres (952 commercial multiplexes, 17 commercial destinations and 97 institutions) in 68 countries. On Oct. 8, 2015, shares of IMAX China, a subsidiary of IMAX Corp., began trading on the Hong Kong Stock Exchange under the stock code “HK.1970.”

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience®, The IMAX Experience®, IMAX Is Believing® and IMAX nXos® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

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This press release contains forward looking statements that are based on IMAX management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. These risks and uncertainties are discussed in IMAX’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

For additional information please contact:

Business Media: IMAX Corporation – New York Ann Sommerlath 212-821-0155 asommerlath@imax.com Sloane & Company – New York Whit Clay 212-446-1864 wclay@sloanepr.com

Investors:

IMAX Corporation – New York

Jessica Kourakos

212-821-0110

jkourakos@imax.com

Entertainment Media:

Principal Communications Group – Los Angeles

Melissa Zuckerman/Paul Pflug

323-658-1555

melissa@pcommgroup.com

paul@pcommgroup.com